                                                                    EXHIBIT 10.6

                                    FORM OF
                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of March 1, 1998, is entered into by Genesis Direct, Inc., a Delaware corporation with its principal place of business at 100 Plaza Drive, Secaucus, New Jersey 07094 (the "Company"), and David M. Sable, residing at _________________ ("Executive").

          Executive is now, and since its inception has been, Chief Marketing Officer of the Company. The Company recognizes the significant contribution which Executive has made to the success of the Company and understands that the future growth, profitability and success of the Company will be significantly enhanced by the continued employment of Executive. The Company, therefore, desires to offer Executive a compensation package to incentivize him and secure his future services.

          NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1.   Employment.  The Company shall continue to employ Executive and
               ----------
Executive agrees to continue such employment upon the terms and subject to the conditions hereinafter set forth.

          2.   Term.  The term of this Agreement (the "Term") shall commence on
               ----
March 1, 1998 (the "Commencement Date"), and shall continue in effect for a period of thirty-six (36) months, expiring on February 28, 2001, unless otherwise extended or terminated as hereinafter provided. The Term shall be automatically extended for additional twelve-month periods on March 1, 1999 and on each March 1 thereafter, unless the Company notifies Executive in writing, at least ninety (90) days prior to any such March 1 extension date that such extension shall not take place; provided that, if a Change of Control of the
                                -------------
Company (as defined in Section 11) shall have occurred during the original or extended Term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change of Control shall have occurred.

          3.   Position; Duties.
               ----------------

               (a) The Company and Executive agree that during the Term and subject to the provisions hereof the Company shall employ Executive and Executive shall serve as Chief Marketing Officer of the Company. During the Term and subject to the provisions hereof Executive shall report directly to and shall be subject to the direction and supervision of the Board of Directors of the Company (the "Board"), which super vision shall be consistent with Executive's title and position. Executive shall have such authority and responsibilities as is delegated to him by the Board from time to time, which authority and responsibilities shall be consistent with his title and position.

               (b) Executive agrees to devote substantially all of his business time in furtherance of the performance of his duties to the Company hereunder and to use his best efforts to advance the business and welfare of the Company. Notwithstanding the foregoing, Executive may devote reasonable time to the management of his personal investments and to participation in community and charitable affairs, so long as such activities do not meaningfully interfere with his duties under the Agreement.

               (c) Executive shall be based at the Company's headquarters in Secaucus, New Jersey, or such other headquarters which the Company may have in the metropolitan New York City area. Executive shall not be obligated to relocate outside the metropolitan New York City area without his prior written consent.

          4.   Member of the Board.
               -------------------

               (a) Throughout the first thirty-six (36) months of the Term Executive shall serve as a member of the Board. Furthermore, if the Company shall at any time during the first thirty-six (36) months of the Term have an Executive Committee of the Board, Executive shall serve as a member of the Executive Committee unless either Warren Struhl or Hunter Cohen (collectively, together with Executive, hereinafter being referred to as the "Founders") serve on such Committee. The Company agrees that it shall nominate Executive for election as a Director of the Company (and, if applicable, a member of its Executive Committee) at all elections during the first thirty six (36) months of the Term unless Executive declines to stand for election.

               (b) At all times throughout the balance of the Term, at least one of the Founders shall serve as a member of the Company's Nominating Committee.

          5.   Compensation.
               ------------

               (a) Base Salary.  As compensation for Executive's employment
                   -----------
hereunder, the Company shall pay Executive a base salary, payable in equal installments consistent with the Company's current payroll practices for executives, at an annual rate of $300,000, which amount shall be increased to $400,000 upon the earlier to occur of (i) the consummation of an IPO (as hereinafter defined) or (ii) the date the Company secures additional capital (other than the contemplated GE bridge note for up to $10.5 million) sufficient to provide funding for operations and acquisitions (i.e. $50 million or more) during the Company's 1998 fiscal year (the earlier of such dates hereinafter being referred to as the "Implementation Date"), or such greater base salary as the Board may from time to time approve. Executive's base salary shall be subject to annual review and increase by the Board, with the first increase as a result of such a review to take effect March 1, 1999. Each annual increase shall be no less than the increase in the Consumer Price Index (as hereinafter defined), between the two immediately preceding February levels. Each such adjustment shall be made retroactively when the Consumer Price Index for the February next preceding the date of such adjustment becomes available.

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

          For purposes of this Agreement an "IPO" is consummated the first time a registration statement filed under the Securities Act of 1933 with the Securities and Ex change Commission or any other Federal agency at the time administering the Securities Act of 1933, or any similar Federal statute (other than a registration statement filed on Form S-4 or any successor form thereto or a registration statement filed on Form S-8 or any successor form thereto with respect to the issuance of common stock of the Company ("Common Stock"), or securities convertible into or exercisable or exchangeable for, Common Stock or rights to acquire Common Stock or such securities, granted or to be granted to employees or directors of or consultants to the Company or its subsidiaries) respecting an offering, whether primary or secondary, of not less than 10% (or such lesser percentage as a lead underwriter shall determine is the maximum amount to be offered and sold pursuant to such registration statement) of the Common Stock then out standing on a fully-diluted basis is declared effective and the shares so registered are offered and sold which results in proceeds to the Company of not less than $30 million.

          For purposes of this Agreement, the "Consumer Price Index" means Con sumer Price Index for All Urban Consumers, U.S. City Average, All Items (1982-84=100), as reported by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that the Consumer Price Index is superseded, the superseding index shall be substituted for this Consumer Price Index in such a manner as to implement the intent of this Agreement that the Executive's base salary be adjusted annually, so that the purchasing power thereof be maintained at a level amount.

               (b) Bonus.   In addition to the base salary provided for in
                   -----
Section 5(a) hereof, Executive shall be entitled to participate with other executives of the Company (as administered by the Company's Compensation Committee) in a management incentive program or other bonus program which the Company plans to adopt no later than the Implementation Date. Under such program Executive shall be entitled to receive an annual bonus equal to 0% to 25% of his base salary if performance results are less than a reasonable goal set forth by the Company in its annual business plan (which business plan is adopted by the Board prior to the annual performance period) and equal to 25% to 50% of his base salary if performance results exceed the goals set forth in the Company's business plan; provided, however, that if the Board fails to adopt an annual business plan as a result of the failure of the Founders to present a reasonable business plan to the Board, solely for purposes of determining the bonus payable under this Section 5(b), the Company's Compensation Committee may substitute reasonable goals, mutually acceptable to Executive and the Compensation Committee, based on the individual performance of Executive. In the event that the Company does not adopt any such plan or program, then, in lieu thereof, Executive shall be entitled to receive an annual bonus each April, beginning with April, 1999, during the Term in amount equal to 25% of the base salary paid to him in the 12 months preceding such April (including base salary paid to Executive for the period prior to the Commencement Date).

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

               (c)  Stock Option Awards.
                    -------------------

                             (i)    Basic Award.  The Company shall grant to
                                    -----------
Executive 10-year options covering, in total, one thousand nine hundred (1,900) shares of Common Stock. The option exercise price for five hundred (500) of the shares covered by the options (the "First Option Group") shall be four thousand five hundred dollars ($4,500) per share; the option exercise price for six hundred (600) of the shares covered by the options (the "Second Option Group") shall be six thousand five hundred dollars ($6,500) per share; and the option exercise price for eight hundred (800) of the shares covered by the options (the "Third Option Group") shall be eight thousand five hundred dollars ($8,500) per share. The options, which shall be substantially in the form attached hereto as Exhibit A, shall provide for vesting of the First Option Group on March 2, 1999,
---------
vesting of the Second Option Group on March 2, 2000, and vesting of the Third Option Group on March 2, 2001. The First Option Group shall be granted as of March 2, 1998. The Second and Third Option Groups shall be granted as of the consummation of an IPO.

                             (ii)   Additional Options and/or Equity-Based
                                    --------------------------------------
Awards. In addition to the options described in Section 5(c)(i), at each annual
------
review, subject to the approval of the Compensation Committee, the Company shall consider granting to Executive a reasonable and competitive number of options to purchase Common Stock and/or other equity-based compensation awards, which options and/or awards shall be reasonably calibrated to incentivize Executive to help the Company achieve its financial goals.

                             (iii)  General Terms.  Notwithstanding the vesting
                                    -------------
schedule described in Section 5(c)(i) and any vesting schedule with respect to any grant made pursuant to Section 5(c)(ii), all such options shall provide (after they have been granted) for full vesting (i) upon a Change of Control (as defined in Section 11), and (ii) upon the termination of Executive's employment in a termination described in Section 7 hereof. The other terms of each such option shall, in the aggregate, be no less generous to Executive than options which as of the date hereof have been issued to the Company's senior executives, but in no event shall provide (other than as specified in the second following sentence) that the option shall lapse before the earlier to occur of
(A) one (1) year following a termination of employment or (B) the expiration of the 10-year term. All such options shall also contain provisions for cashless exercise, tax liability protection, customary anti-dilution provisions and registration rights for the underlying common stock. Notwithstanding the second preceding sentence, each of the options shall provide that it will lapse 30 days following a termination of employment if the termination is by Executive without Good Reason (as defined in Section 7)(other than by death or for disability).

               (d) Split Dollar Life Insurance.  As an additional inducement to
                   ---------------------------
the Executive to enter this Employment Agreement, as soon as practicable, but no

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

later than six weeks from the date hereof, the Company shall increase from two million dollars ($2,000,000) to four million dollars ($4,000,000) the face amount of life insurance on the life of Executive which is covered by a written split-dollar insurance agreement (the "Split Dollar Agreement") between the Company and one or more family members of Executive, under which the Company pays the full amount of annual premiums during the Term on a life insurance policy on the life of Executive and the Company has the right to recover its cumulative premium outlay on the earlier to occur of (i) termination of the Split Dollar Agreement or (ii) death of the insured, and the balance of the death benefit is payable to Executive's named beneficiary. Said increase in the face amount of life insurance shall be accomplished either by amendment of the existing Split Dollar Agreement to reflect the increase or by the adoption of a second Split Dollar Agreement covering the additional two million dollars ($2,000,000) of life insurance coverage, with terms substantially similar to the original Split Dollar Agreement.

               (e) Other Benefits.  Executive shall be entitled to receive such
                   --------------
benefits, compensation or rights as are generally made available to other members of senior management of the Company (but not less than those made available to other employees generally) including, without limitation, sick pay, participation in any pension, profit sharing, deferred compensation and any equity incentive plan and participation in any medical, disability and other welfare benefit plan now existing or hereafter adopted by the Company; provided, however, that in the event Executive fails to qualify for any medical or disability insurance plan that may be adopted by the Company, the Company shall pay to Executive an amount which would enable him to purchase an insurance plan from another carrier which provides substantially similar benefits to those provided to other members of senior management under the Company's plans. In addition, to the extent that such benefit is not made available under its general employee benefit plans, the Company shall maintain disability insurance for Executive which provides Executive with a disability benefit equal to 50% of his base salary (on an after-tax basis). Executive represents that as of the date hereof he has no knowledge of any medical condition which might prevent him from qualifying as a beneficiary under a standard medical or disability plan. During the Term, Executive's benefits shall be maintained at least at the same level as they are presently in effect on the date hereof.

               (f) Vacation.  Executive shall be entitled to four weeks of
                   --------
vacation time each year, to be pro-rated monthly for partial years, during the Term. If Executive does not utilize all vacation in the year earned, one-half of the unused vacation time in any year shall carry over to the next year.

          6.   Expenses and Fringe Benefits.  Upon presentation by Executive of
               ----------------------------
documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, which are consistent with Company policies and Executive's

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

practices as of the date hereof. Without limiting the foregoing, the Company shall provide Executive with (i) a personal assistant; (ii) an office and office furniture commensurate with his title and position; and (iii) a first rate personal computer for his home and other technological equipment (as is developed from time to time) which Executive reasonably determines can meaningfully assist him in the performance of his duties and tasks hereunder.
In addition, at the beginning of the Term and each third year thereafter the Company shall lease for Executive, for his exclusive use, a new automobile reasonably selected by Executive, consistent with its practice as of the date hereof, which automobile shall not cost more than $50,000. In addition to making lease and insurance payments for the automobile, the Company shall reimburse Executive for reasonable and proper maintenance expenses which he incurs for such automobile.

          7.   Termination of Executive Without Cause or by Executive With Good
               ----------------------------------------------------------------
Reason.
------

               (a) At any time prior to expiration of the Term, the Board may terminate Executive's employment without Cause (as defined in Section 9(b)), at any time, and Executive may terminate his employment with Good Reason (as defined in Subsection (b) of this Section 7), subject to payment by the Company of the severance amounts set forth in Subsections (c) and (d) of this Section 7.

               (b) For purposes hereof the term "Good Reason" shall mean:

                             (i)    during the first thirty-six (36) months of
the Term, the failure of the Company to nominate Executive for election as a Director of the Company at any election or, if the Company has an Executive Committee, the failure of the Company to nominate Executive for election as a member of the Executive Committee of the Company at any election, unless (in either case) Executive declines to stand for election or unless, in the case of the Executive Committee, either Warren Struhl or Hunter Cohen are nominated; and for the balance of the Term, the failure of at least one of the Founders to serve as a member of the Company's Nominating Committee;

                             (ii)   any purported termination of Executive's
employment for Cause which is not effected pursuant to a notice described in
Section 9 of this Agreement;

                             (iii)  without Executive's express written consent,
the assignment to Executive of any duties materially inconsistent with the offices held here under, or a material alteration or diminution in the nature or status of his responsibilities; or an adverse and material alteration in his reporting responsibilities, titles or offices, or any removal of him or failure to re-elect him to any of such positions, except in connection with the termination of his employment or retirement (which shall mean his voluntary termination of employment after having attained age 65);

                             (iv)   any reduction in Executive's annual base
salary or bonus opportunity provided for in Section 5 or a material reduction in fringe benefits as in effect on the date hereof or as the same may be increased during the Term;

                             (v)    any relocation of Executive other than as
permitted under Section 3(c); and

                             (vi)   any material breach by the Company of any
material provision of this Agreement which the Company fails to correct within thirty (30) working days after receiving written notice thereof; and

                             (vii)  any termination of employment which occurs
within two years following a Change of Control other than a termination by the Company for Cause.

          Not less than ten (10) business days prior to terminating his employment for Good Reason, Executive shall provide the Company with notice of the same, which notice, to the extent applicable, shall provide the Company with an opportunity to cure any of the conditions specified in clauses (i) through
(vii) of this Section 7(b) prior to the termination effective date.

          In the event that Executive terminates his employment as a result of an event or change described in clause (iii) of this Section 7(b), such termination shall not be deemed to be for Good Reason unless Executive, within one hundred and eighty (180) days from the time the event or change has been brought to the attention of Executive), has notified the Compensation Committee of such event or change.

          (c) In the event Executive is terminated by the Company with out Cause or Executive terminates his employment with Good Reason, in addition to paying Executive all unpaid compensation and benefits accrued through the date of termination of his employment (including any bonus for a prior year which has not been paid and a pro rata portion of the bonus payable for the year in which the termination occurs), the Company shall pay to Executive an amount equal to the sum of (i) two (2) times Executive's annual base salary (based on Executive's base salary prevailing at the time of the termination), plus (ii) two (2) times the highest annual bonus paid to Executive during the thirty-six
(36) month period ending on the date of the termination (and, if the Company has not paid an annual bonus to Executive during such period due to its failure to establish a bonus program pursuant to Section 5(b), $400,000 in lieu thereof.) In addition, during the period that the Company is obligated to provide Executive and his dependents with continuation coverage under a group health plan under COBRA (determined without regard to whether Executive elects to pay the premium costs, but determined with regard to whether such coverage is cut off as a result of other employer coverage becoming effective), Company shall pay the premium costs for such coverage to the same extent that it paid such costs prior to the termination of employment.

               (d) Payment pursuant to Section 7(c) shall be made in twelve (12) equal monthly installments on the last day of each month after termination of this Agreement pursuant to this Section 7; provided, however, that if the
                                           --------  -------
Executive's employment is terminated under the circumstances described in
Section 11) (following a Change of Control), payment pursuant to Section 7(c) shall be made in a single lump sum within thirty (30) days of the termination date.

               (e) The parties hereto expressly acknowledge and agree that the compensation and benefits payable to Executive upon a termination as specified in this Section 7 will constitute full, reasonable and adequate compensation for any such termination and that the payment of such compensation and benefits shall fully satisfy and discharge any and all obligations of the Company to Executive in connection with such termination.

               (f) As a condition to making any payment provided under Section 7(c) the Company may require Executive to execute a release, pursuant to which release Executive and his heirs, successors and assigns relinquish and forever discharge the Company and any director, officer, employee, shareholder or agent of the Company from any and all claims, damages, losses, costs, expenses liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations (i) covered by any indemnification arrangement of the Company with Executive or (ii) arising under any written employee benefit plan or arrangement covering Executive) which Executive has incurred or suffered or may incur or suffer as a result of Executive's employment by the Company or the termination of such employment.

          8.   Termination By Executive Without Good Reason.  Executive may
               --------------------------------------------
terminate his employment hereunder without Good Reason, provided that Executive first gives to the Company a written notice of intent to terminate at least one hundred twenty (120) days prior to the effective date of any such termination. All rights of Executive under this Agreement shall terminate upon the effective date of the termination of employment; provided, however, the Company shall pay
                                       --------  -------
to Executive any base salary earned through the effective date of the termination and any other compensation and benefits provided in Sections 5 and 6 to the effective date of such termination (including any bonus for a prior year which has not been paid, but not any portion of any bonus for the year in which the termination occurs). Notwithstanding anything to the contrary contained in
Section 5(c) upon a termination of Executive's employment hereunder without Good Reason, Executive must exercise or forfeit all outstanding, unexercised vested options within 120 days of such termination and shall forfeit all outstanding unvested options which he has received pursuant to Section 5(c).

          9.  Termination of Executive For Cause.
              ----------------------------------

          (a) Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to terminate Executive's employment hereunder for Cause (as defined in Subsection (b) of this Section 9) by giving to Executive written notice of such termination as of a date (not earlier than ten (10) days after such notice) to be specified in such notice, and his employment hereunder shall terminate on the date so specified, whereupon Executive shall be entitled to receive his base salary at the rate provided in Section 5(a) and any other compensation or benefits provided in Sections 5 and 6 only to the date on which termination shall take effect (including any bonus for a prior year which has not been paid, but not any portion of any bonus for the year in which the termination occurs). Notwithstanding anything to the contrary contained in
Section 5(c), upon a termination of Executive's employment hereunder for Cause, Executive shall forfeit all outstanding, unexercised options (including vested options) which he has received pursuant to Section 5(c).

          (b) For purposes hereof the term "Cause" shall mean (i) Executive's willful and continued failure materially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice by Executive of termination for Good Reason), which is not remedied within a reasonable period after a written demand for performance is delivered to Executive which specifically identifies the manner in which it is believed that Executive has not materially performed his duties; (ii) the willful engagement by Executive in misconduct materially and demonstrably injurious to the Company, or (iii) Executive's conviction of a crime (A) which is a felony involving the Company, (B) involving fraud against the Company or (C) involving embezzlement of the Company's property. For purposes of this Subsection (b), no act or failure to act by Executive shall be considered "willful" unless done, or omitted to be done, by Executive without good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. For purposes of this Agreement, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than 66-2/3% of the entire membership of the Board (excluding Executive) at a meeting called and held for this purpose after reasonable written notice to Executive and an opportunity for him, together with his counsel, to be heard by the Board, finding, in the good faith opinion of the Board, misconduct of the type described in this Section 9(b), and specifying in detail the particulars thereof.

          10.  Termination In the Event of Disability or Death.
               -----------------------------------------------

          (a) Disability.  In the event of the Disability (as hereinafter de
              ----------
fined) of the Executive, the Company shall have the right to terminate Executive's employment hereunder by giving to Executive written notice of termination. In the event Executive's employment is terminated for Disability under this Section 10(a), Executive shall receive his base salary at the rate provided in Section 5(a) and any other compensation and benefits provided in Sections 5 and 6 to the effective date of such termination (including any bonus for a prior year which has not been paid, but not any portion of any bonus for the year in which the termination occurs). Such termination pursuant to this Section 10(a) shall not affect any rights which Executive may have at the time of termination pursuant to any insurance (including, but not limited to, disability insurance provided for under Section 5(e)) or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company, or any equity incentive plan or any restricted stock award or options thereunder, which rights shall continue to be governed by the terms and provisions of any such plans and agreements. As used herein, the term "Disability" means a physical or mental incapacity or disability which renders Executive unable substantially to perform the services contemplated by this Agreement for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) or more business days in any twelve (12) month period, as determined by an independent physician selected with the approval of the Company and the Executive (or, if Executive is unable to act, Executive's legal representative).

          (b) Death.  During the Term the Company shall maintain a life
              -----
insurance policy or policies in the amount of four million dollars ($4,000,000) in accordance with the Split Dollar Agreement, as provided in Section 5(d).
This Agree ment in all other respects will terminate upon the death of Executive except for the pay ment of Executive's base salary at the rate provided in
Section 5(a) and any other compensation and benefits provided in Sections 5 and 6 to the date of his death (including any bonus for a prior year which has not been paid, but not any portion of any bonus for the year in which the death occurs). Executive understands and agrees that the Company may purchase one or more key man life insurance policies on his life which the Company or its designees shall own, and the Executive agrees to take all reasonable steps to facilitate the same, including, but not limited to, submitting to physical examinations in conjunction with the purchase therewith.

          11.  Change of Control.  For purposes hereof, a "Change of Control"
               -----------------                           -----------------
shall occur or be deemed to occur if any of the following events occur:

               (i) any individual, entity or group (within the meaning of
Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than GE Investment Private Placement Partners II, a limited partnership, any of the Founders or Founder affiliate (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange
Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided however, that for purposes of
                                          -------- -------
this subsection (i), the following acquisitions shall not constitute a Change of
Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A),(B) and (C) of paragraph (iii) below;

          (ii) Individuals who, as of the Commencement Date, constitute the Board (as of such date, the Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any
                                             --------  -------
individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) The majority of the disinterested stockholders of the Company approve a reorganization, merger or consolidation of the Company with any other Person or the sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and
(C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

          (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          12.  Excise Tax Gross-Up Payment.  If any payments to Executive by the
               ---------------------------
Company under this Agreement or otherwise ("Payments") are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an additional amount (a "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and all income taxes and Excise Tax upon such Gross-Up Payment, shall be equal to the Payments. The determination whether any Payments are subject to the Excise Tax shall be based on the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive, whose fees and expenses shall be paid by the Company. For purposes of determining the amount of the Gross-Up Pay ment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rates. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, at the time that the amount of such reduction is finally deter mined, the Executive shall repay the Company the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the tax on the portion of the Gross-Up Payment being repaid, to the extent the repayment results in a reduction in tax) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is deter mined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment, the Company shall make an additional Gross-Up Pay ment in respect to such excess, together with interest, penalties or additions payable by the Executive with respect thereto (and taxes payable by Executive as a result of such additional Gross-Up Payment) at the time such excess is finally determined. Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

          13.  Indemnification.  Executive shall be fully indemnified by the
               ---------------
Company in his capacity as an officer and director of the Company to the fullest extent permitted by Delaware law. Beginning with the consummation of an IPO, the Company shall be required to maintain insurance therefore in an amount not less than ten million dollars ($10,000,000).

          14.  Non-Compete.
               -----------

          (a) So long as Executive is employed by the Company and for a period of one year after the termination of his employment other than a termination (A) by the Company for a reason which is not for Cause or (B) by the Executive which is for Good Reason or (C) upon expiration of the Term (due to failure to extend the Term pursuant to Section 2), Executive shall not directly or indirectly:

               (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatso-ever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage directly or indirectly in any business or entity which competes with the business conducted by the Company in any geographic area in which the Company conducts material operations; or

              (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by Executive while employed by the Company.

          (b) So long as Executive is employed by the Company and (1) for a period of two years after the termination of his employment if the termination is by Executive without Good Reason; and (2) for a period of one year after the termination of his employment if the termination is for any other reason, Executive shall not directly or indirectly recruit, solicit, hire, induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

          (c) If any restriction set forth in this Section 14 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (d) The restrictions contained in this Section 14 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose and have been reviewed by his counsel. Executive agrees that any breach of this Section 14 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     15.  Proprietary Information
          ------------------------

          (a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer pro grams, and customer and supplier lists and contracts at or knowledge of customers or prospective customers of the Company. Executive shall not disclose any Proprietary In formation to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employ ment, unless and until such Proprietary Information has become public knowledge with out fault by Executive.

          (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other writ ten, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

          (c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in this Section 15, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

          (d)       Other Agreements.  Executive hereby represents that he is
                    ----------------
not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

    16.   Litigation Assistance.  During the Term, at the request of the
          ---------------------
Company, Executive shall render reasonable assistance which the Company considers necessary or advisable in connection with any litigation involving the Company or any of its officers, employees or directors. In the event Executive renders such assistance, the Company shall promptly reimburse Executive for reasonable travel and other out-of-pocket expenses which Executive incurs in connection therewith.

    17.   No Duty to Mitigate.  Except as expressly provided herein in
          -------------------
Section 14, Executive shall be free to accept such employment and engage in such business as Executive may desire following the termination of his employment hereunder. Executive shall have no duty to mitigate any payments required to be made by the Company hereunder, and no compensation received by Executive from such other employment or business shall reduce or affect any payments required to be made by the Company hereunder (except to the extent expressly provided in Section 7(c) hereunder with respect to continuation coverage under a group health plan under COBRA).

    18.   Legal Fees.  The Company shall reimburse Executive for all
          ----------
reasonable legal fees and expenses incurred by the Executive in negotiating this Agree ment and enforcing his rights hereunder.

    19.  Assignment.   Neither this Agreement nor any rights or benefits
         ----------
hereunder shall be subject to execution, attachment or similar process nor may this Agreement or any rights or benefits hereunder be assigned, delegated, transferred, pledged or hypothecated, without the written consent of both parties hereto, and any such assignment, delegation, transfer, pledge, hypothecation, execution, attachment or similar process shall be null and void.

    20.   Successors: Binding Agreement.
          -----------------------------

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly in writing and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effective ness of succession shall be a breach of this Agreement. As used in this Agreement, the term the "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforce able by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Any amounts payable by the Company to Executive after the date of his death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.

    21.   Severability.  Whenever possible, each provision of this
          ------------
Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement is found to be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    22.   Notices.  All notices, requests, demands and other communication
          -------
hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States Postal Service certified or registered mail, prepaid, to the parties or their permitted assignees at the Company, in the case of the Com pany, such address as shall constitute the Company's headquarters, and in the case of Executive, at the last address shown in the personnel records of the Company, or at such other address as shall be given in writing by either party to the other. The date of such personal delivery or the third business day following the date of mailing shall be deemed to be the date of such notice, demand or communication.

    23.   Waiver and Modification.  Any waiver, alteration or modification
          -----------------------
of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto from time to time may waive any of his or its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereunder.

    24.   Captions and Headings.  Captions and section headings used herein
          ---------------------
are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

    25.   Entire Agreement.  This Agreement constitutes and embodies the entire
          ----------------
understanding and agreement of the parties hereto and, except as otherwise pro vided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the employment of Executive by the Company.

    26.   Governing Law.  This Agreement shall be governed by and interpreted
          -------------
in accordance with the internal laws of the State of New Jersey, except where Federal law governs.

    27.   Arbitration.  Any dispute or controversy arising out of or relating to
          -----------
this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be settled by arbitration to be held in the City of Hackensack, State of New Jersey, in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New Jersey courts for this purpose.

    28.   Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         GENESIS DIRECT, INC.



                         By:
                            ------------------------------
                           Name:
                           Title:


                         --------------------------------
                             David M. Sable